EXHIBIT 21.01

LIST OF SUBSIDIARIES OF CONCUR TECHNOLOGIES, INC.

1. Concur Technologies Pty. Limited, a corporation organized under the laws of Australia.

2. Concur Technologies (UK) Ltd., a corporation organized under the laws of the United Kingdom.

3. Captura Software, Inc., a corporation organized under the laws of the State of Delaware.

4. Captura Software International, Ltd., a corporation organized under the laws of the United Kingdom.

5. Captura Asia Pacific Pty. Limited, a corporation organized under the laws of Australia.